UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2021

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21 Firstfield Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 16, 2021, Novavax, Inc. and its wholly-owned subsidiary Novavax CZ (jointly, the “Company”) entered into an advance purchase agreement (the “EC Agreement”) with the European Commission (the “Commission”), acting on behalf and in the name of participating European Union member states (the “Participating Member States”) for the development, production, priority-purchasing options and supply of the Company’s COVID-19 vaccine candidate (the “Vaccine”), for the Participating Member States. Pursuant to the EC Agreement, the Company agreed to supply to the Participating Member States a minimum of 20 million and up to a maximum of 100 million initial doses of the Vaccine (the “Initial Doses”), and up to a maximum aggregate of 100 million additional doses of the Vaccine in one or more tranches, through 2023.

Pursuant to the EC Agreement, the Company agreed to use reasonable best efforts to (i) seek European marketing authorization for the Vaccine in adults as soon as possible, (ii) manufacture the Vaccine at facilities located in the European Union, and (iii) ensure continued efficacy of the Vaccine against variants of SARS-CoV-2.

If marketing authorization for the Vaccine is obtained from the European Medicines Agency, as soon as possible thereafter, the Company agreed to commence delivering shipments of the Vaccine to individual Participating Member States pursuant to Vaccine order forms to be entered into with each such Participating Member State, based on the allocation determined by the Commission and in accordance with the terms of the EC Agreement, until the aggregate amount of doses under the EC Agreement has been provided. The Company is prohibited from supplying the Vaccine to any third party if such delivery would impede or limit the fulfillment of the Company’s obligations under the EC Agreement, except with respect to the Company’s obligations under its advance purchase agreement with Gavi, the Vaccine Alliance.

The Participating Member States may donate or resell doses of the Vaccine to other European Union countries, European Economic Area members and Switzerland, subject to certain limitations set forth in the EC Agreement.

The Commission may terminate the EC Agreement if (i) the Company does not timely deliver a minimum of 20 million doses of the Vaccine, (ii) certain European statutes are breached, (iii) there is a change to the Company’s circumstances that substantially alters the reasoning under which the Commission initially entered into the EC Agreement or (iv) in the case of material breach of the Company’s obligations and other customary termination triggers. Additionally, a Participating Member State may reduce or cancel orders of the Vaccine following any delay in delivery which has not been timely cured or the Company’s anticipated failure to meet the agreed upon delivery schedule within a required time period. Unless extended pursuant to the terms of the EC Agreement, the EC Agreement will terminate upon the earlier of (a) twenty-four months from the effective date of the EC Agreement, (b) the delivery and payment of 200 million doses of the Vaccine, or (c) if the Commission has elected not to make any additional orders, the delivery of and payment for the Initial Doses of the Vaccine.

The foregoing description of the material terms of the EC Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

Date: August 20, 2021	By:	/s/ John A. Herrmann III
	Name:	John A. Herrmann III
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary